FOR IMMEDIATE RELEASE

Contact: Rich Cleys, Chief Financial Officer

(864) 286-4358

ScanSource Delays Quarterly Filing

Greenville, S.C. -- November 9, 2006 -- ScanSource, Inc. (Nasdaq: SCSC), announced today that it would delay the filing of its Form 10-Q report for the quarter ended September 30, 2006 with the Securities and Exchange Commission.

As previously announced, the Company's Board of Directors has appointed a Special Committee, consisting entirely of independent directors, to conduct a review of the Company's stock option grant practices and related accounting issues from the time of its initial public offering in 1994 to the present.  The Special Committee is assisted in its review by independent legal counsel and advisors.  The review of the Special Committee is ongoing.  The Company does not expect to be able to file the Form 10-Q until the review by the Special Committee is complete.  The Company is voluntarily providing information to the Securities and Exchange Commission and the Department of Justice in connection with the Special Committee's review.

On November 8, 2006, the Company accepted the resignation effective immediately of Jeffery A. Bryson, Executive Vice President, Administration & Investor Relations, as an officer and employee of the Company. Prior to his resignation, Mr. Bryson's counsel had informed the Special Committee's independent legal counsel that Mr. Bryson declined to be interviewed by the independent legal counsel as a part of the Special Committee's review.

"The Company and its Board and management continue to support the efforts of the Special Committee and the review of the Company's option grant practices," said Jim Foody, Chairman of the Board. "The Company and its Board and management are committed to providing the Special Committee and its advisors with the information and cooperation they need to complete this work."

Certain statements contained in this release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements, including, but not limited to, the timing and outcome of the review being conducted by the Special Committee of the Company's Board of Directors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

About ScanSource, Inc.

ScanSource, Inc. is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units:  ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company ranks #982 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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